Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Reports Revenues for Third Quarter 2008

HearUSA Revenue Up 7% from Q3 2007 to $28.8 million

West Palm Beach, Fla. – October 7, 2008 – HearUSA, Inc. (AMEX:EAR), the recognized leader in hearing care for the nation's top managed care providers through 200 company-owned hearing care centers and a network of over 1,900 affiliated providers, reported revenues for the third quarter ended September 27, 2008.

Net revenues increased approximately 7% to $28.8 million from the same period a year ago, but declined approximately 4% from the previous quarter. The 7% increase was comprised of a 9% increase attributable to centers acquired over the last 12 months and a 2% decline in organic sales.

“After the first two months of the third quarter demonstrating positive organic growth, our September sales were adversely affected by the overall decline in consumer spending and weakness in the US economy,” said Stephen J. Hansbrough, HearUSA’s chairman and CEO. “However, our product and service offerings remain strong, and existing programs to increase revenues and market share continue to progress as planned. We will be watching our appointment schedules closely and will take additional actions necessary if September proves not to be an aberration.”

The company will provide further results in its complete third quarter press release and conference call, which will be announced at a later date.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through 200 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

###